Exhibit 10.1

GUARANTY

This Guaranty (this “Guaranty”) dated as of April 2, 2013, is made by PENN VIRGINIA CORPORATION, a Virginia corporation (“Guarantor”), in favor of MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation (“Seller”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Guaranty, Guarantor, Seller and Penn Virginia Oil & Gas Corporation, a Virginia corporation and wholly-owned subsidiary of Guarantor (“Buyer”), are entering into that certain Stock Purchase Agreement of even date herewith (as amended, modified or otherwise supplemented from time to time, the “Agreement”); and

WHEREAS, Section 7.10 of the Agreement requires Guarantor to execute and deliver this Guaranty to Seller, and Guarantor believes that it will obtain substantial direct and indirect benefit from the rights obtained by it and by Buyer under the Agreement; and

WHEREAS, in order to induce Seller to enter into the Agreement and to consummate the transactions contemplated thereunder, and in consideration thereof, Guarantor has agreed to execute this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

Article I

Guaranty

Section 1.1 Guaranty. Guarantor unconditionally, absolutely and irrevocably guarantees and undertakes to Seller and any of its successors and assigns (without duplication) the full and prompt performance and payment by Buyer of all of the amounts to be paid, including without limitation under the indemnification obligations of Buyer, and all agreements, covenants and other obligations required to be performed, observed or satisfied by Buyer pursuant to the terms of or under the Agreement and/or the documents required to be executed and delivered by Buyer pursuant to the Agreement (collectively with the Agreement, the “Transaction Documents”) and all other or additional obligations of Buyer, or any increases, extensions and rearrangements of the foregoing obligations, under any amendments, supplements and other modifications to the Transaction Documents (collectively, the “Obligations”). Guarantor is liable as a primary obligor. If any of the Obligations are not performed or paid in accordance with the terms of the Transaction Documents, Guarantor shall within 2 Business Days after receipt of a notice from Seller regarding such nonpayment, pay or perform or cause the payment or performance of the Obligations that are required and performable. Guarantor may not rescind or revoke its obligations to Seller under this Guaranty with respect to the Obligations. Guarantor shall make any payment required hereunder to Seller in U.S. Dollars in immediately available funds as directed by Seller.

Section 1.2 Guaranty Absolute. This Guaranty shall be deemed accepted upon receipt by Seller. Guarantor hereby guarantees that the Obligations will be performed strictly in accordance with the terms of the Transaction Documents. The Obligations constitute a present and continuing guaranty of payment and performance, and not of collectability. Promptly upon Seller’s request, Guarantor will deliver a reaffirmation of this Guaranty confirming its obligations hereunder. The liability of Guarantor under this Agreement shall be absolute, unconditional, present and continuing until all of the Obligations have been indefeasibly paid in full or performed, as applicable, irrespective of:

(a) any assignment or other transfer of the Transaction Documents or any of the rights thereunder of Buyer therein;

(b) any amendment, supplement, waiver, renewal, extension or release of, or any consent to or departure from or other action or inaction related to, the Transaction Documents;

(c) any amendment, modification, increase, reduction, extension or rearrangement of the Obligations;

(d) any acceptance by Seller of partial payment or performance from Buyer;

(e) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Buyer, or any action taken with respect to any of the Transaction Documents or this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any absence of any notice to, or knowledge by, Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (e);

(g) all notices and demands whether of presentment, protest, demand, grace, dishonor or otherwise, other than any notices and demands expressly set forth herein;

(h) any change in entity structure, existence or ownership of Buyer or Guarantor; and

(i) any other circumstance that might otherwise constitute a defense available to, or a discharge of, a guarantor.

Notwithstanding anything to the contrary set forth in this Guaranty and without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, counterclaims and other defenses to which Buyer is or may be entitled to arising from or out of the Transaction Documents, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Buyer, the power or authority of Buyer to enter into the Transaction Documents and to perform its obligations thereunder, and the lack of enforceability of Buyer’s obligations under the Transaction Documents.

Section 1.3 Subrogation Waiver. Guarantor agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement or indemnification or other rights of payment or recovery from Buyer for any payments made by Guarantor hereunder until all Obligations have been paid and performed, and Guarantor hereby irrevocably waives and releases any such rights of subrogation, contribution and reimbursement or indemnification and other rights of payment or recovery it may now have or hereafter acquire against Buyer until all Obligations have been indefeasibly paid and performed.

Section 1.4 Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) become effective immediately and remain in full force and effect until the complete payment and performance of the Obligations, (b) be binding upon Guarantor and its respective successors and assigns and (c) inure to the benefit of and be enforceable by Seller and its respective successors, transferees and assigns.

Section 1.5 Collection. The obligations of Guarantor hereunder are in no way conditional or contingent upon any requirement on the part of Seller to first attempt to enforce, request or require the payment of, or collect any of the Obligations from or against Buyer or any other Person or to attempt to collect any of the Obligations by any other means or give any notice of the occurrence of a default under the Agreement (unless such notice is specifically required under the Agreement) or any notice whatsoever to Guarantor or Buyer or any other Person. Guarantor waives any rights under Chapter 43 of the Texas Civil Practice and Remedies Code, Section 17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure or any other Law related to the foregoing. Until all the Obligations have been irrevocably performed or paid in full (and therefore the payment thereof is no longer subject to being set aside or returned under any Law), Guarantor agrees not to take any action pursuant to any rights which it may acquire against Buyer, or any other Person liable for the performance or payment of the Obligations under this Guaranty, including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or under any other Law), contribution, indemnification, reimbursement or exoneration or any right to participate in any claim or remedy of Seller against Buyer or any collateral which Seller now has or may acquire. If any amount shall be paid to Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of Seller and immediately turned over to Seller, with any necessary endorsement, to be applied to the Obligations.

Article II

Representations and Warranties

Section 2.1 Representations and Warranties. Guarantor represents and warrants to Seller as follows:

(a) Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power to carry on its business as it is now being conducted;

(b) Guarantor has all requisite corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder, and the execution, delivery and performance of this Guaranty and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Guarantor;

(c) This Guaranty constitutes a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors and (ii) general principles of equity; and

(d) Neither the execution and delivery of this Guaranty nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Guarantor will (i) conflict with or result in a violation or breach of or default under any provision of the articles of incorporation or bylaws of Guarantor or any material agreement, indenture or other instrument under which is bound, (ii) violate or conflict with any Law applicable to Guarantor or (iii) require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Guarantor from performing its obligations hereunder.

Article III

Miscellaneous

Section 3.1 No Waiver. No failure or delay on the part of Seller in exercising any right, power or remedy under this Guaranty shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 3.2 No Reduction. This Guaranty shall not be subject to any reduction, limitation, modification, impairment or termination for any reason, including any claim of waiver, release, surrender, alternation or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 1.2.

Section 3.3 Enforcement. Notwithstanding anything to the contrary, Seller may proceed to enforce this Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Seller or any of its successors and assigns may have against Buyer or any other Person.

Section 3.4 Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Guarantor or any other Person or otherwise, as if such payment had not been made and whether or not Seller is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

Section 3.5 Amendment. This Guaranty may not be amended or modified except by an instrument in writing signed by or on behalf of Guarantor and Seller.

Section 3.6 Notices. All notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (b) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices shall be addressed as follows:

If to Seller:	Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Attention: General Counsel
Facsimile: (832) 369-6992

With a copy to (which shall not constitute notice to Seller):	Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention: Craig S. Vogelsang
Facsimile: (713) 651-5246
cvogelsang@fulbright.com

If to Guarantor:	Penn Virginia Corporation
Four Radnor Corporate Center Suite 200
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention: Nancy M. Snyder
Facsimile: (61) 687-3688
nancy.snyder@pennvirginia.com

With a copy to (which shall not constitute notice to Guarantor):	Vinson & Elkins L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Michael J. Swidler
Facsimile: (917) 849-5367
mswidler@velaw.com

and

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Gillian A. Hobson
Facsimile: (713) 615-5794
ghobson@velaw.com

Either party may change its address for notice by notice to the other in the manner set forth above.

Section 3.7 Applicable Law. THIS GUARANTY AND THE LEGAL RELATIONS BETWEEN GUARANTOR AND SELLER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

Section 3.8 Severability. If any term or other provisions of this Guaranty is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to Guarantor or Seller; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 3.9 Entire Agreement. This Guaranty, the Confidentiality Agreement, the Transaction Documents and the Appendix, Exhibits and Schedules attached to the Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 3.10 Headings. Article and Section headings used herein are for convenience only and shall not constitute part of this Guaranty and shall be disregarded in construing the language contained in this Guaranty.

Section 3.11 Assignment. This Guaranty shall not be assigned by any party hereto (including by operation of law or otherwise), except in connection with an assignment permitted under the Agreement. Any purported assignment of this Guaranty in violation of this Section 3.11 shall be null and void.

Section 3.12 Defined Terms. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Section 3.13 Dispute Resolution. If a dispute or difference between Guarantor and Seller arises under or out of, in relation to or is in any way connected with this Guaranty, Guarantor and Seller shall resolve such dispute or difference by following the procedures set forth in Section 14.3 of the Agreement (except that (a) Guarantor shall be substituted for Buyer and (b) Guaranty shall be substituted for Agreement for all purposes thereunder).

Section 3.14 Affiliate Liability. Each of the following is herein referred to, for purposes of this Section 13.14, as a “Guarantor Affiliate”: (a) any direct or indirect holder of equity interests or any other form of ownership in Guarantor (whether limited or general partners, members, shareholders or otherwise); and (b) any director, officer, manager, employee, representative or agent of (i) Guarantor or (ii) any Affiliate of Guarantor. No Guarantor Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Guaranty, or the transactions contemplated hereby, and Seller hereby waives and releases all claims of any such liability and obligation.

Section 3.15 Interpretation. This Guaranty is the result of arm’s-length negotiations from equal bargaining positions. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Guaranty. The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Guaranty.

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IN WITNESS WHEREOF, this Guaranty is executed by Guarantor as of the date first written above.

GUARANTOR:

PENN VIRGINIA CORPORATION

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President
and General Counsel

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